EXHIBIT 99.1

Financial Release
For Immediate Release

Applied Industrial Technologies Reports Fiscal 2027 First Quarter Results

•Net Sales of $1.3 Billion Up 7.6% YoY; Up 7.1% on an Organic Basis
•Net Income of $110.4 Million, or $2.97 Per Share Up 12.7% YoY
•Operating Income of $143.6 Million Up 11.3%; EBITDA of $160.3 Million Up 9.6% YoY
•Operating Cash Flow of $86.4 Million; Free Cash Flow of $73.4 Million
•Increasing FY27 EPS Guidance to $11.70 to $12.20
•Reiterate FY27 Sales and EBITDA Margin Guidance

CLEVELAND, OHIO (October 27, 2026) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2027 first quarter ended September 30, 2026.

Net sales for the quarter of $1.3 billion increased 7.6% over the prior year. The change includes a 0.3% increase from acquisitions and a 0.2% benefit from foreign currency translation. Excluding these factors, sales increased 7.1% on an organic basis reflecting a 14.1% increase in the Engineered Solutions segment and a 3.5% increase in the Service Center segment. The Company reported net income of $110.4 million, or $2.97 per share, and EBITDA of $160.3 million. On a pre-tax basis, results include $5.6 million ($0.12 after tax per share) of LIFO expense compared to $2.6 million ($0.05 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “We had an encouraging start to fiscal 2027. First quarter EPS grew 13% year over year reflecting a favorable demand environment and solid margin performance. Sales growth was led by our Engineered Solutions segment, where our leading engineering capabilities and market positioning drove strong mid-teens organic sales growth, as well as ongoing positive order momentum. Service Center segment sales growth strengthened through the quarter, with positive trends continuing into October. In addition, we continue to manage broader inflationary pressures very well through ongoing gross margin initiatives, cost control, and channel execution. Combined with favorable mix, EBITDA margins expanded over the prior year and achieved the high-end of our first quarter guidance.”

Mr. Schrimsher added, “Following first quarter results, we are reiterating fiscal 2027 sales and EBITDA margin guidance established in mid-August. Sales trends are tracking in line with our expectations year to date and remain positive into early F2Q27, with organic sales month to date in October up approximately 10% year over year. While mindful of inflationary headwinds and macro uncertainty, we remain positively biased considering favorable market conditions and order trends, as well as various company-specific opportunities that should provide ongoing benefits moving forward. Combined with our leading technical industry position and balance sheet capacity, we are in a favorable position to deliver strong performance in fiscal 2027 and meaningful value creation long term.”

Fiscal 2027 Guidance
Today, the Company is modestly increasing fiscal 2027 EPS guidance to a range of $11.70 to $12.20 (prior $11.65 to $12.15) to reflect a slightly lower diluted share count assumption following first quarter share repurchases. The Company is maintaining guidance for sales of up 4.0% to 6.5%, as well as EBITDA margins of 12.5% to 12.8%. Guidance continues to incorporate macro uncertainty tied to ongoing geopolitical events and trade policy dynamics, as well as broader inflationary headwinds and growth investments. Guidance does not assume contribution from future acquisitions or share buybacks.

Board of Directors Transition
The Company also announced today that Peter C. Wallace, Chairman, retired from the Board as of the Company’s annual meeting held on October 20th, 2026. The Board has selected Joe A. Raver to succeed Mr. Wallace as its next independent Chairman. Mr. Raver joined the Board of Directors in 2017.

Mr. Schrimsher commented, “On behalf of the Board of Directors and the Company, we thank Pete for his outstanding leadership and dedication to Applied throughout his 21 years of service on the Board, including 12 years as Chairman. We are grateful for his many contributions and the steady guidance provided during his tenure, which helped shape the Company’s progress and position for continued success in the years ahead. We wish him well going forward.”

“Having served on our Board for nearly a decade, Joe has a deep understanding of our business and strategy that provides a seamless transition as our next Chairman,” said Mr. Schrimsher. “His track record of strategic leadership, strong business acumen, and operational excellence throughout his executive career serving industrial markets has brought valuable direction and insight since joining our Board. I look forward to continuing to work alongside him and our fellow Board members as we further position Applied for sustainable growth and long-term value creation.”

Dividend
Today the Company also announced that its Board of Directors declared a quarterly cash dividend of $0.51 per common share, payable on November 30, 2026, to shareholders of record on November 13, 2026.

Conference Call Information
The Company will host a conference call at 10 a.m. ET to discuss the quarter’s results and outlook. A live audio webcast and presentation can be accessed on our Investor Relations site at https://ir.applied.com. To join by telephone, dial 833-461-5787 (toll free) using conference ID 447 138 162.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO (maintenance, repair, and operations) and OEM (original equipment manufacturing), and new system install applications in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “will,” “guidance,” “assume,” “should,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends and events in the industrial sector of the economy (such as the inflationary environment and supply chain strains), results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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CONTACT INFORMATION

Ryan D. Cieslak
Vice President – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,
	2026	2025
Net Sales	$1,291,170	$1,199,523
Cost of sales	898,957	838,094
Gross Profit	392,213	361,429
Selling, distribution and administrative expense,
including depreciation	248,621	232,399
Operating Income	143,592	129,030
Interest expense, net	3,087	993
Other income, net	(436)	(548)
Income before income taxes	140,941	128,585
Income tax expense	30,538	27,778
Net Income	$110,403	$100,807
Net income per share - basic	$3.01	$2.67
Net income per share - diluted	$2.97	$2.63
Average Shares Outstanding - Basic	36,705	37,757
Average Shares Outstanding - Diluted	37,180	38,271

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1) Inventories are valued at average cost, using the last-in, first-out (LIFO) method for U.S. inventories. An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	June 30,
	2026	2026

Assets
Cash and cash equivalents	$112,236	$127,130
Accounts receivable, net	822,293	831,244
Inventories	533,253	508,979
Other current assets	85,829	111,376
Total current assets	1,553,611	1,578,729
Property, net	134,621	131,651
Operating lease assets, net	217,535	213,199
Identifiable intangibles, net	303,147	312,814
Goodwill	704,507	704,700
Other assets	70,328	68,880
Total Assets	$2,983,749	$3,009,973

Liabilities
Accounts payable	$293,019	$341,094
Other accrued liabilities	245,212	271,317
Total current liabilities	538,231	612,411
Long-term debt	282,300	262,300
Other liabilities	278,902	273,513
Total Liabilities	1,099,433	1,148,224
Shareholders' Equity	1,884,316	1,861,749
Total Liabilities and Shareholders' Equity	$2,983,749	$3,009,973

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended September 30,

	2026	2025

Cash Flows from Operating Activities
Net income	$110,403	$100,807
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	6,625	6,486
Amortization of intangibles	9,667	10,203
Provision for (recovery of) losses on accounts receivable	999	(1,671)
Amortization of stock appreciation rights	1,767	1,494
Other share-based compensation expense	2,102	1,831
Changes in operating assets and liabilities, net of acquisitions	(45,492)	(584)
Other, net	305	751
Net Cash provided by Operating Activities	86,376	119,317
Cash Flows from Investing Activities
Capital expenditures	(13,013)	(7,301)
Net cash paid for acquisitions, net of cash acquired	—	(2,280)
Proceeds from property sales	98	35
Net Cash used in Investing Activities	(12,915)	(9,546)
Cash Flows from Financing Activities
Repayments under revolving credit facility	(20,000)	—
Borrowings under revolving credit facility	40,000	—
Interest rate swap settlement receipts	—	2,698
Purchases of treasury shares	(80,034)	(53,175)
Dividends paid	(18,767)	(17,383)
Acquisition holdback payments	(310)	(1,210)
Taxes paid for shares withheld	(8,686)	(9,495)
Net Cash used in Financing Activities	(87,797)	(78,565)
Effect of Exchange Rate Changes on Cash	(558)	(907)
(Decrease) increase in Cash and Cash Equivalents	(14,894)	30,299
Cash and Cash Equivalents at Beginning of Period	127,130	388,417
Cash and Cash Equivalents at End of Period	$112,236	$418,716

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplements the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures do not have a standard definition, it may not be possible to compare these non-GAAP financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. The Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended September 30,
	2026	2025
Net Income	$110,403	$100,807
Interest expense, net	3,087	993
Income tax expense	30,538	27,778
Depreciation and amortization of property	6,625	6,486
Amortization of intangibles	9,667	10,203
EBITDA	$160,320	$146,267

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization. EBITDA is a non-GAAP financial measure which excludes items that may not be indicative of core operating results.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended September 30,
	2026	2025
Net Cash provided by Operating Activities	$86,376	$119,317
Capital expenditures	(13,013)	(7,301)
Free Cash Flow	$73,363	$112,016

Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less capital expenditures.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SALES GROWTH BY REPORTABLE SEGMENT
(Unaudited)
(Percent change compared to prior-year period)

For the three months ended September 30, 2026

	Reported Sales	Selling Days Impact (1)	Acquisitions	Foreign Currency	Organic Change
Service Center	4.2%	0.0%	0.4%	0.3%	3.5%
Engineered Solutions	14.1%	0.0%	0.0%	0.0%	14.1%
Total Company	7.6%	0.0%	0.3%	0.2%	7.1%

(1) Based on U.S. selling days; there were 64 selling days in both Q1 FY27 and Q1 FY26.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
NET SALES, OPERATING INCOME, EBITDA, & EBITDA MARGIN BY REPORTABLE SEGMENT & CORPORATE & OTHER EXPENSE, NET
(Unaudited)
(In thousands)

	Three Months Ended September 30,
	2026	2025
Service Center Segment:
Net Sales	$815,349	$782,474

Operating income	$105,317	$104,053
Depreciation and amortization of property	4,667	4,235
Amortization of intangibles	727	730
EBITDA	$110,711	$109,018
EBITDA margin - % of sales	13.6%	13.9%

Engineered Solutions Segment:
Net Sales	$475,821	$417,049

Operating income	$60,923	$45,860
Depreciation and amortization of property	1,958	2,251
Amortization of intangibles	8,940	9,473
EBITDA	$71,821	$57,584
EBITDA margin - % of sales	15.1%	13.8%

Corporate & other expense, net	$22,648	$20,883